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Zareba Systems, Inc.

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March 5, 2010	FOR IMMEDIATE RELEASE
RiskMetrics Group Recommends Shareholders Vote “FOR”
Proposed Merger With Woodstream Corporation
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced that RiskMetrics Group, a leading independent proxy advisory firm, has recommended that Zareba shareholders vote “FOR” the approval of the merger of Zareba and Woodstream Corporation pursuant to the Agreement and Plan of Merger, dated as of January 11, 2010, by and among Zareba, Woodstream Corporation, and WDST, Inc., a wholly-owned subsidiary of Woodstream Corporation, at the special meeting of Zareba shareholders scheduled for March 31, 2010. RiskMetrics Group has also recommended that shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposed merger.
As previously announced, under the terms of the merger agreement, Zareba shareholders will receive $9.00 in cash for each outstanding share of Zareba common stock. This price represents a premium of approximately 100% over the closing price of Zareba stock on January 11, 2010, the last trading day prior to the execution and announcement of the merger agreement.
Zareba’s board of directors and a special committee of Zareba’s disinterested directors have unanimously approved the merger agreement and the merger, and urge shareholders to vote “FOR” the merger proposal and “FOR” the adjournment proposal. Zareba shareholders are reminded that their vote is important. If shareholders do not vote, it will have the same effect as a vote against approval of the merger proposal. Zareba shareholders who have questions or require assistance voting their shares should contact the Company’s proxy solicitor, Georgeson Inc., toll-free at (800) 509-1082. Banks and brokers may call Georgeson collect at (212) 440-9800.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this press release include statements about the proposed transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if Zareba does not receive required shareholder approval or fails to satisfy other conditions to closing, the transaction will not be consummated. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the Zareba shareholders to approve the proposed merger; and failure of other conditions to closing of the merger to be satisfied. All forward-looking statements included in this press release are based on information available to Zareba on the date hereof. Zareba undertakes no obligation

(and expressly disclaims any such obligation) to update forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to update reasons why actual results could differ from those anticipated in such forward-looking statements.
Additional Information
In connection with the proposed merger transaction with Woodstream Corporation and WDST, Inc., Zareba has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement has been mailed to Zareba’s shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ZAREBA AND THE PROPOSED TRANSACTION.
Zareba’s officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the shareholders of Zareba with respect to the transactions contemplated by the merger agreement. Information regarding Zareba’s directors and executive officers is contained in Zareba’s Annual Report on Forms 10-K and 10-K/A for the fiscal year ended June 30, 2009, which are filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities holdings or otherwise, which interests may be different from those of Zareba’s shareholders generally, is set forth in the definitive proxy statement filed with SEC in connection with the proposed transaction. Each of these documents is available free of charge at the website maintained by the SEC at www.sec.gov, and at Zareba’s website, www.zarebasystemsinc.com.
Contact:
Jeff Mathiesen
763-551-1125